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                        SETTLEMENT AGREEMENT AND RELEASE


         This Settlement Agreement and Release ("Agreement") is made and entered into this 30th day of December, 1997, by and among SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), Technology Management Resources, Inc., a Tennessee corporation and wholly owned subsidiary of SCB (formerly TMR Acquisition, Inc.) ("TMR"), Marino Holdings, Inc., a Nebraska corporation (formerly Technology Management Resources, Inc.) ("Marino"), Thomas R. Marshall ("Marshall"), and Thomas V. Ruffino ("Ruffino").

                                   WITNESSETH:

         WHEREAS, SCB, Marino, Marshall, Ruffino, and TMR are parties to that certain Asset Purchase Agreement dated February 28, 1997 (the "Asset Purchase Agreement");

         WHEREAS, SCB, TMR, and Marshall are parties to that certain Employment Agreement dated February 28, 1997 (the "Employment Agreement");

         WHEREAS, the parties hereto desire to modify certain continuing rights and obligations of the parties under the Asset Purchase Agreement; and

         WHEREAS, Marshall desires to resign his employment with TMR and SCB, TMR, and Marshall desire to terminate the Employment Agreement under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. (a) On the Effective Date (as defined herein) of this Agreement, SCB shall pay to Marino $1,200,000.00 by wire transfer of immediately available funds in full and final satisfaction of all covenants, duties, and obligations of SCB and TMR, whether arising on, before, or after the date hereof, contained in the Asset Purchase Agreement, including any and all obligations to pay any Earnout Consideration (as defined in the Asset Purchase Agreement) pursuant to
Section 1.4 of the Asset Purchase Agreement. The parties hereto acknowledge and agree that no determination whether Earnout Consideration is due for the fiscal year ending April 30, 1998 has been made and that the payment referenced in the preceding sentence is in full satisfaction and discharge of any obligation on the part of any party to make such determination or pay any Earnout Consideration for the fiscal year ending April 30, 1998 or thereafter.

            (b) Marshall, Ruffino, and Marino, on behalf of themselves, their heirs, executors, predecessors, successors, and assigns, do release and forever discharge the SCB Group (as defined herein) of and from all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, and demands, whatsoever, known and unknown, in law or in equity, which any of Marshall, Ruffino, or Marino ever had, now has, or may have against any


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and all of the SCB Group arising out of or relating to the Asset Purchase
Agreement and the transactions contemplated thereby.

         (c) SCB and TMR, on behalf of themselves, their predecessors, successors, and assigns, release and forever discharge Marshall, Ruffino, and Marino of and from all manner of actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, and demands, whatsoever, known or unknown, in law or in equity, which SCB or TMR ever had, now has, or may have against Marshall, Ruffino, or Marino arising out of the Asset Purchase Agreement and the transactions contemplated thereby.

         2. (a) Effective immediately, Marshall hereby resigns and voluntarily terminates his employment and all positions with TMR and all of its affiliates, and SCB, TMR and Marshall agree that all the obligations of SCB, TMR, and Marshall set forth in the Employment Agreement shall cease and have no further force or effect on or after the Effective Date hereof and that the Employment Agreement will be terminated. The parties further agree that, contemporaneously with the execution of this Agreement, SCB, TMR, and Marshall shall execute a Non-Competition Agreement in the form of Exhibit A hereto.

            (b) Marshall hereby releases and forever discharges the SCB Group of and from (i) all manners of action, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, and demands, whatsoever, known and unknown, in law or in equity, which he ever had, now has, or may have against any and all of the SCB Group arising out of or related to the Employment Agreement; and (ii) without limiting the generality of the foregoing, any and all claims against any and all of the SCB Group under any federal, state, or local law or ordinance, or any administrative regulation prohibiting employment discrimination and any and all claims based on any legal restrictions on the SCB Group's right to discipline or to terminate its employees including, but not limited to, any claim based on any actual or implied contract of employment. The foregoing release by Marshall specifically encompasses all claims of employment discrimination based on race, color, religion, sex, and national origin, or claims of retaliation, as provided under Title VII of the Civil Rights Act of 1964, as amended, or any Executive Order, all claims of discrimination based on age under the Age Discrimination in Employment Act of 1967, as amended, all claims of discrimination based on handicap or disability under the Americans with Disabilities Act, and all claims of employment discrimination or retaliation under any state or local statute, law, or ordinance.

            (c) SCB and TMR hereby release and forever discharge Marshall of and from all manners of action, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims, and demands, whatsoever, known and unknown, in law or in equity, which SCB or TMR ever had, now has, or may have against Marshall arising out of or related to the Employment Agreement.

            (d) Marshall and the SCB Group agree that neither will say, write, or communicate in any manner to any person or entity any information derogatory about the other, regardless of the



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truth or falsity of the information. Specifically, but without limitation, the
SCB Group agrees that in response to requests for professional references on Marshall, the SCB Group will give only a neutral or favorable response, and Marshall agrees not to discuss matters concerning any of the SCB Group with SCB Group customers, current or former employees of any of the SCB Group, or persons or firms who have or are considering instituting a working relationship with any of the SCB Group, or with whom Marshall has had a relationship on behalf of any of the SCB Group in the past.

         (e) Marshall agrees to cooperate with the SCB Group for a period of two years following the date hereof and to be available during such period on a reasonable basis to answer any questions or furnish any information regarding matters that Marshall handled or of which he has knowledge; provided, that such cooperation will not interfere with Marshall's ability to seek or hold new employment.

         3. On the Effective Date, the Indemnity and Escrow Agreement, dated February 28, 1997, by and among SCB, TMR, Boatmen's Trust Company (the "Escrow Agent"), Marino, Marshall, and Ruffino (the "Escrow Agreement") shall be terminated and the Escrow Fund established pursuant thereto shall be disbursed to Marino. The parties hereby agree, contemporaneously with the execution of this Agreement, to execute joint written instructions, in the form attached hereto as Exhibit B, authorizing and instructing the Escrow Agent to release the Escrow Fund to Marino. Such joint written instructions shall be delivered to the Escrow Agent on the Effective Date.

         4. This Agreement does not constitute an admission of any kind by SCB or TMR that either of them, or any of their predecessors, successors, divisions, affiliated enterprises, related companies, parent companies, subsidiaries, affiliates, directors, officers, employees, agents, or attorneys (the "SCB Group") have violated, or have not been in compliance with, any applicable state or federal law, order, or resolution, including any rule of law or equity, or of any contractual term, express or implied. Likewise, without limiting the foregoing, the parties have agreed that this Agreement does not constitute an admission of any kind that Marino, or any of its affiliated enterprises, related companies, agents, or attorneys, Marshall, or Ruffino have violated, or have not been in compliance with, any applicable state or federal law, order, or resolution, including any rule of law or equity, or of any contractual term, express or implied.

         5. Marshall acknowledges that he has had a period of twenty-one (21) days from the date that he received this document in which to consider this Agreement and that he is being herein advised in writing to consult with his attorney or other advisor. Each of Marshall, Ruffino, and Marino further state that each has consulted with his or its respective attorney, that each understands that this Agreement constitutes a general release, and that each intends to be bound by the same. Marshall, Ruffino, and Marino acknowledge that, in considering whether to sign this Agreement, they have not relied upon any representation or statement, written or oral, not set forth in this Agreement and that none of them have been threatened or coerced into signing this Agreement by any official or representative of SCB or TMR. Marino, Marshall, and Ruffino have each read this Agreement



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carefully and fully understand the terms and consequences or effect of this
Agreement and voluntarily agree to and accept the terms of this Agreement.

         6. Marshall understands that he may revoke this Agreement at any time during the seven (7) day period beginning from the date of his execution hereof. This Agreement shall not become effective until such seven (7) day period has expired (the "Effective Date").

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date set forth above.

                                         /s/ Thomas R. Marshall
                                         --------------------------------------
                                         Thomas R. Marshall


                                         /s/ Thomas V. Ruffino
                                         --------------------------------------
                                         Thomas V. Ruffino


                                         MARINO HOLDINGS, INC.


                                         By: /s/ Thomas R. Marshall
                                             ----------------------------------
                                         Title: President
                                                -------------------------------

                                         SCB COMPUTER TECHNOLOGY, INC.


                                         By: /s/ Gordon Bateman
                                             ----------------------------------
                                         Title: Chief Administrative Officer
                                                -------------------------------

                                         TECHNOLOGY MANAGEMENT RESOURCES, INC.

                                         By: /s/ Gordon Bateman
                                             ----------------------------------
                                         Title: Secretary
                                                -------------------------------




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